EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	CONTACT:	Robert K. Chapman,
December 14, 2010		President and Chief Executive Officer
United Bancorp, Inc.
734-214-3801

United Bancorp Announces Pricing of
Public Offering of Common Stock

ANN ARBOR, MI, December 14, 2010 - United Bancorp, Inc. (UBMI) announced today the pricing of its previously announced public offering of 6,800,000 shares of common stock at a price of $2.50 per share. The net proceeds to the Company, after deducting underwriting discounts and commissions and estimated offering expenses, are expected to be $15.4 million.

The Company intends to use a portion of the net proceeds of the offering to contribute to the capital of United Bank & Trust to increase the bank's capital and regulatory capital ratios to levels sufficient to comply with regulatory requirements and for general corporate purposes, including funding organic loan growth and long-term strategic opportunities.

Sandler O'Neill + Partners, L.P. is the sole book-runner for the offering. The Company has granted the underwriter a 30-day option to purchase an additional 1,020,000 shares of Company common stock sold to cover over-allotments, if any.

This press release does not constitute an offer of any securities for sale. A registration statement relating to these securities has been filed with the Securities and Exchange Commission, and has become effective. Offers will be made only by means of a prospectus. To obtain a copy of a written prospectus for the offering, please contact Sandler O'Neill & Partners, Attention: Syndicate Department, 919 Third Avenue, New York, New York 10022, or toll free at (866) 805-4128.

About United Bancorp, Inc.

United Bancorp, Inc. is a bank holding company that is the parent company for United Bank & Trust. United Bank & Trust has headquarters in Ann Arbor, Michigan, operates sixteen banking offices in Lenawee, Washtenaw and Monroe counties, and maintains an active wealth management group that serves the Company's market area.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management's beliefs, assumptions, and current expectations. Forward-looking statements are identifiable by words or phrases such as "estimated," "expected," "intends" and similar words or phrases. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Our ability to successfully complete an offering on favorable terms, raise capital necessary to solidify our capital position, satisfy regulatory requirements, achieve long-term strategic goals, build shareholder value, and provide an effective capability for constituents to invest is subject to conditions which are in part beyond our control and is not assured.